Exhibit 99.(a)(2)

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF FORMATION

OF

TRILOMA EIG GLOBAL ENERGY FUND, LLC

This Certificate of Amendment to the Certificate of Formation of Triloma EIG Global Energy Fund, LLC is filed in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.                                      Name. The name of the limited liability company formed hereby is Triloma EIG Global Energy Fund, LLC.

2.                                      The Certificate of Formation of the limited liability company is hereby amended by deleting the first enumerated paragraph thereof in its entirety and inserting in lieu thereof the following:

Name. The name of the limited liability company formed hereby is Triloma EIG Global Energy Master Fund, LLC.

3.                                      This Certificate of Amendment to the Certificate of Formation shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment to the Certificate of Formation as of the 10th day of March, 2015.

/s/ Barry L. Goff
Name: Barry L. Goff
Title: Authorized Person